Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. IS LOW BIDDER ON TWO
CONTRACTS WITH A COMBINED VALUE OF APPROXIMATELY $103 MILLION, INCLUDING LARGEST JOB EVER

HOUSTON, TX — July 11, 2005 – Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced that it was the low bidder on two Texas Department of Transportation (TX-DoT) contracts with an aggregate value of approximately $103 million.

The larger of the two jobs, valued at $68.9 million, surpasses the $58.5 million contract of September 2004, previously the Company’s largest award ever. This TX-DoT project encompasses the construction of a major storm sewer, water lines, a sanitary sewer, two bridges, a rail spur realignment and concrete paving of U.S. 90A in Stafford, Fort Bend County, TX. The second contract, valued at over $33.9 million, entails the building of storm sewers and bridges, and concrete paving of U.S. 290 in north Harris County. In both cases, work expected to commence in October 2005 and continue for about two years.

Commenting, Joseph Harper, Sterling’s President said, “The size and duration of these new contracts will have a very favorable impact on our backlog level, further enhancing management’s ability to achieve operating efficiencies. With these two substantial awards we envision growth in revenue, EBITDA and net income well into 2006, and likely beyond.”

Sterling, through its wholly-owned subsidiary Sterling Houston Holdings, Inc. (the “Construction Segment”), is primarily a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer, and light rail projects. Sterling also operates Steel City Products, Inc. (the “Distribution Segment”), a wholesale distributor based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company of future financial results or other events is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper 281-821-9091	Andreas Marathovouniotis 212-836-9611